Exhibit 2: Consolidated Income Statement
(Nine Months Ended September 30)

	Ch$ millions			US$ millions (1)
	YTD September 01	YTD September 02	% Change	YTD September 01	YTD September 02	% Change

Revenues	284,481	198,806	-30.1%	409.3	265.5	-35.1%
COGS	(245,054)	(174,063)	-29.0%	(352.6)	(232.5)	-34.1%
Gross Income	39,428	24,742	-37.2%	56.7	33.0	-41.7%
Gross Margin	13.9%	12.4%	-10.2%	13.9%	12.4%	-10.2%
SG&A	(27,366)	(19,864)	-27.4%	(39.4)	(26.5)	-32.6%
% sales	9.6%	10.0%	-	9.6%	10.0%	-
Operating Income	12,062	4,878	-59.6%	17.4	6.5	-62.5%
Operating Margin	4.2%	2.5%	-	4.2%	2.5%	-
Financial Income	1,871	1,479	-20.9%	2.7	2.0	-26.6%
Equity in Earning (Losses) of Related Companies	(61)	296	N/A	(0.1)	0.4	N/A
Other non-Operating Income	4,127	70	-98.3%	5.9	0.1	-98.4%
Financial Expenses	(16,915)	(15,110)	-10.7%	(24.3)	(20.2)	-17.1%
Positive Goodwill Amortization	(2,155)	(1,802)	-16.4%	(3.1)	(2.4)	-22.4%
Other non-Operating Expenses	(3,268)	(6,427)	96.7%	(4.7)	(8.6)	82.6%
Price-level Restatement	(12,481)	(19,408)	55.5%	(18.0)	(25.9)	44.3%
Non-Operating Results	(28,881)	(40,902)	41.6%	(41.6)	(54.6)	31.5%
Income (Loss) Before Income Taxes	(16,819)	(36,023)	114.2%	(24.2)	(48.1)	98.8%
Income Tax	(4,784)	(1,682)	-64.9%	(6.9)	(2.2)	-67.4%
Extraordinary Items	(86)	-	N/A	(0.1)	0.0	N/A
Minority Interest	(1,204)	2,366	N/A	(1.7)	3.2	N/A
Negative Goodwill Amortization	16	17	5.6%	0.0	0.0	-2.0%
Net Income (Loss)	(22,877)	(35,322)	54.4%	(32.9)	(47.2)	43.3%

1 Exchange rate on September 2002 US$1.00 = 748.73
Exchange rate on September 2001 US$1.00 = 695.02

Por Marisol Fernández León